Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Announces Pricing of
$2.0 Million Registered Direct Offering

VERNAL, UT, October 14, 2021 – Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced that it entered into a share purchase agreement with a certain institutional investor to purchase approximately $2.0 million worth of its common stock in a registered direct offering.

Under the terms of the share purchase agreement, the Company has agreed to sell 1,739,131 shares of its common stock. The purchase price for one share of common stock will be $1.15. The gross proceeds to the Company from the registered direct offering are estimated to be approximately $2.0 million before deducting the placement agent’s fees and other estimated offering expenses. The offering is expected to close on or about October 19, 2021, subject to the satisfaction of customary closing conditions.

EF Hutton, division of Benchmark Investments, LLC, is acting as exclusive placement agent for the offering.

The offering is being made pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-239608) filed with the Securities and Exchange Commission (the “SEC”) on
July 1, 2020 and declared effective on July 29, 2020. Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement. A prospectus supplement, describing the terms of the proposed offering, and accompanying prospectus related to the offering of common stock will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

When available, copies of the prospectus supplement relating to this registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed/will file with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® wellbore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Superior Drilling Products, Inc. Announces Pricing of $2.0 Million Registered Direct Offering
October 14, 2021

Forward-Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the anticipated timing of the consummation of the offering and other statements that are predictive in nature. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC
(716) 843-3908

dpawlowski@keiadvisors.com